                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             ELSINORE CORPORATION
- - --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- - --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                              ELSINORE CORPORATION
                               202 FREMONT STREET
                            LAS VEGAS, NEVADA 89101

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

  Notice is hereby given that the annual meeting of stockholders of Elsinore Corporation, a Nevada corporation (the "Company"), will be held in the Kings Pavillion at the Four Queens Hotel and Casino, 202 Fremont Street, Las Vegas, Nevada, on May 11, 1995, at 9:30 o'clock a.m., for the following purposes:

  (a) To elect six directors;

  (b) To approve Amendment No. 2 to the 1993 Long-Term Stock Incentive Plan to increase the number of shares available under the Plan to 1,980,000 from 1,200,000;

  (c) To ratify the appointment of KPMG Peat Marwick as independent auditors of the Company for the period ending December 31, 1995; and

  (d) To transact any other business which may properly come before the meeting.

  Only stockholders of record on the books of the Company at the close of business on March 15, 1995 will be entitled to notice of and to vote at the meeting and at any postponements or adjournments thereof. The stock transfer books will not be closed.

  Stockholders are cordially invited to attend the meeting in person. Stockholders who wish to have their stock voted and do not intend to attend the meeting should complete, date and sign the enclosed proxy and return it promptly by mail in the envelope provided. Stockholders who have previously voted by proxy may attend the meeting and revoke their proxies by voting in person.

                                          On Behalf of the Board of Directors

                                          Ernest E. East
                                          Secretary

Las Vegas, Nevada
April 7, 1995

  PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT.

                                                                   April 7, 1995

                                PROXY STATEMENT

  The enclosed proxy is solicited by and on behalf of the Board of Directors of Elsinore Corporation (the "Company") to be used at the annual meeting of stockholders to be held at the Four Queens Hotel and Casino, 202 Fremont Street, Las Vegas, Nevada on May 11, 1995, at 9:30 o'clock a.m. and at any postponements or adjournments thereof. The Company's principal executive offices are located at 202 Fremont Street, Las Vegas, Nevada 89101, and its telephone number is (702) 385-4011.

  The Board of Directors of the Company has fixed March 15, 1995 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. As of such date, there were 15,635,218 shares of common stock, $.001 par value per share (the "Common Stock") issued and outstanding held by approximately 4,232 holders of record. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders. The Company's annual report to stockholders for the fiscal year ended December 31, 1994, including audited financial statements (the "Annual Report") is being transmitted to stockholders of record as of March 15, 1995 concurrently with this Proxy Statement. Stockholders are urged to read the Annual Report in its entirety.

  The presence in person or by proxy of the holders of a majority of the Company's outstanding shares of Common Stock will constitute a quorum. The affirmative vote of a plurality of the shares of Common Stock represented at the meeting, in person or by proxy, will be necessary for the election of directors. Proposals are approved if the number of shares voted in favor exceeds the number voted against. Abstentions will be treated as negative votes cast on a particular matter as well as shares present and represented for purposes of establishing a quorum. If nominee record holders do not vote on specific issues because they did not receive specific instructions on such issues from the beneficial owners of such shares ("broker nonvotes"), such broker nonvotes will not be treated as either votes cast or shares present or represented for purposes of establishing a quorum.

  All shares of the Company's Common Stock represented by properly executed proxies will be voted at the meeting in accordance with the directions marked thereon. If no directions are indicated, such proxies will be voted for all matters set forth in the attached Notice of Meeting and in the discretion of the proxy holder as to any other business which properly comes before the meeting. Any stockholder who has given a proxy may revoke it at any time prior to the voting of such proxy by timely submission of either written notice of revocation or a duly executed later dated proxy, in either case directed to the Secretary of the Company, or by attending the meeting and voting in person.

  The Company will pay the costs of preparing and mailing its proxy soliciting material. The Company is mailing copies of this material to all stockholders of record and will request banks and brokers to forward copies of such material to persons for whom they hold stock of the Company and to request authority for execution of the proxies. The Company will reimburse such banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials. Such expenses are not expected to exceed $10,000. In addition to the solicitation of proxies by mail, certain directors, officers and other employees of the Company may solicit proxies by mail, telephone or in person. No additional compensation will be paid for such solicitation. The Company has retained Skinner & Co. to assist in the solicitation of proxies for estimated fees and expenses of approximately $8,500 plus reasonable out-of-pocket expenses. This solicitation will be by mail, telephone and other means.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth the names and addresses of all persons who beneficially owned, to the knowledge of the Company, more than 5% of the outstanding shares of Common Stock on March 15, 1995, and the number of shares beneficially owned by each director or nominee, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group. Shares are beneficially owned by a person if he or she currently owns such shares or has or will have the right to acquire such shares within 60 days of March 15, 1995. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                     BENEFICIAL OWNERSHIP
                                                        OF COMMON STOCK
                                                   -----------------------------
                                                   NUMBER OF
NAME AND ADDRESS OF OWNER                           SHARES      PERCENT OF CLASS
- - -------------------------                          ---------    ----------------
Frank L. Burrell, Jr.............................. 1,442,166(1)       9.2%
 c/o Elsinore Corporation
 202 Fremont Street
 Las Vegas, NV 89101

Cundill Value Fund, Ltd...........................   803,900(2)       5.1%
 1200 Sun Life Plaza
 1100 Melville Street
 Vancouver, B.C. V6E 4A6

Goldsmith Financial Corporation................... 1,204,030(3)       7.7%
 11350 McCormick Road, Suite 200
 Hunt Valley, Maryland 21031

Mojave Partners, L.P.............................. 1,302,382(4)       8.3%
 181 Maple Street
 Stowe, Vermont 05672

Howard R. Carlson.................................    10,000(5)         *
Edward M. Fasulo..................................    80,234(6)         *
Richard A. LeVasseur..............................    93,734(7)         *
Julian H. Levi....................................     2,112            *
Thomas E. Martin..................................   257,160(8)       1.6%
Robert A. McKerroll...............................     6,000            *
All directors and executive officers as a group
 (11 persons)..................................... 1,899,838(9)      11.8%

- - --------
*Less than one percent.
(1) Includes 100,000 shares subject to immediately exercisable options.

(2) Based solely on information set forth in Schedule 13D and amendments thereto jointly filed with the Securities and Exchange Commission by Peter Cundill & Associates (Bermuda) Ltd. ("PCB") and Cundill Value Fund, Ltd. ("Value Fund") through March 15, 1995. Pursuant to an agreement between PCB and Value Fund, PCB has sole voting power, and PCB and Value Fund share dispositive power, over the 803,900 shares of Common Stock indicated in the table. PCB may be deemed a beneficial owner of such shares. PCB's address is Clarendon House, Church Street, Hamilton, Bermuda.

(3) Based solely on information set forth in Schedule 13D and amendments thereto filed with the Securities and Exchange Commission by Goldsmith Financial Corporation through March 15, 1995.

(4) Based solely on information set forth in Schedule 13D and amendments thereto filed with the Securities and Exchange Commission by Mojave Partners, L.P. through March 15, 1995. Includes 122,382 shares of Common Stock subject to immediately exercisable warrants at an exercise price of $5.50 per share.

(5) Consists of 10,000 shares held by the Howard R. and Jeanne M. Carlson
    Trust.

(6) Includes 63,333 shares subject to immediately exercisable options.

(7) Includes 63,333 shares subject to immediately exercisable options.

(8) Includes 200,000 shares subject to immediately exercisable options.

(9) Includes 449,999 shares subject to immediately exercisable options.

                             ELECTION OF DIRECTORS
                         (PROPOSAL 1 ON THE PROXY CARD)

  Effective April 1, 1995, the Board of Directors was reduced from seven to six director positions. It is intended that the shares represented by the enclosed proxy will be voted, unless authority is withheld, for the election of the six nominees named below. All nominees currently serve as directors of the Company.

  All directors elected will serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified. In the event that any nominee should become unavailable to serve as a director, the proxy will be voted for the remaining nominees and for any substitute nominee designated by the current directors; alternatively, the size of the Board of Directors may be reduced. The Board knows of no reason why any of the nominees would be unable to serve.

  The Board of Directors unanimously recommends a vote FOR all nominees listed below.

INFORMATION CONCERNING NOMINEES FOR ELECTION

                    NAME, POSITION WITH COMPANY,                          YEAR
                        PRINCIPAL OCCUPATION                              FIRST
                      AND OTHER DIRECTORSHIPS                        AGE ELECTED
                    ----------------------------                     --- -------
Frank L. Burrell, Jr................................................  67  1991
 Chairman and Chief Executive Officer of the Company since
 January 1993 and March 1993, respectively; Managing General Partner since 1977 of Burrell & Co., a securities broker-dealer; Director of Home Federal Financial Corporation.

Howard R. Carlson...................................................  74  1993
 Retired business and banking executive.

Edward M. Fasulo....................................................  50  1987
 Senior Vice President and Assistant Secretary of the Company
 since June 1992; Vice President of the Company from June 1986 to June 1992; Executive Vice President and Chief Operating Officer
 since March 1993 of Four Queens, Inc., a wholly owned
 subsidiary of the Company.

Julian H. Levi......................................................  85  1978
 Professor of Law, University of California,
 Hastings College of Law, San Francisco, since 1978.

Thomas E. Martin....................................................  53  1990
 President and Chief Operating Officer of the Company since
 January 1993 and March 1993, respectively; President
 and Chief Executive Officer of Four Queens, Inc. since
 March 1993; Chairman and Chief Executive Officer of Gas
 Dynamics, Inc. from July 1991 to January 1993; Executive
 Vice President, Chief Financial Officer and Director of Gas
 Dynamics, Inc. from February 1990 to July 1991; Executive
 Vice President, Restaurants of Ramada, Inc. from 1986 to
 1989; Executive Vice President and Chief Financial Officer of
 Ramada, Inc. from 1982 to 1987; and Director of Ramada, Inc.
 from 1982 to 1989.

Robert A. McKerroll.................................................  65  1993
 President and Chief Executive Officer of Foothill Bank,
 Mountain View, California, since 1987.

EXECUTIVE OFFICERS OF THE COMPANY

  In addition to the executive officers of the Company who are also directors, the executive officers of the Company are as follows:

  Gary R. Acord was named Chief Financial Officer of the Company on April 1, 1995. Prior to joining the Company, for the past 15 years, Mr. Acord was associated with KPMG Peat Marwick LLP, where he was the managing partner of the firm's Las Vegas office and an audit partner in the firm's Pacific Southwest practice. Mr. Acord's practice focused on serving gaming industry clients both within and outside Nevada and he served as the leader of KPMG's International Gaming Practice. A certified public accountant in Nevada, California, Arizona and Mississippi, Mr. Acord is a member of the American Institute and Nevada Society of Certified Public Accountants. He serves on the Accounting Advisory Council of the University of Nevada-Las Vegas, the gaming committee of the Nevada Society of C.P.A.'s and the Board of Trustees of the Nevada Development Authority. Mr. Acord holds a master of accounting degree from the University of Arizona.

  John G. Cook was named Vice President-Facilities Management of the Company in July 1994. Mr. Cook has more than 40 years' experience in construction, design, engineering and construction management. He has supervised a broad variety of construction assignments covering commercial, industrial, and institutional projects. From August 1993 to July 1994, Mr. Cook served as a consultant to the Company in connection with the development of its Native American casino projects. Prior to such consulting work, Mr. Cook served as Senior Vice President-Development of Al Copeland Enterprises, Inc. of New Orleans, Louisiana, where he managed development and expansion programs for Popeye's, Church's and Copeland's Cajun Restaurants. Prior to that, he served as a consultant with respect to restaurant design and construction in Dallas, Texas.

  Ernest E. East was named Vice President-General Counsel and Secretary of the Company in November 1994. From June 1991 until August 1994, Mr. East was Vice President and General Counsel of Trump Hotels and Casino Resorts, during which time he served as Senior Vice President-Administration and Corporate Affairs for each of the Trump Taj Mahal, Trump's Castle and the Trump Plaza in Atlantic City, New Jersey. From 1984 until 1991, Mr. East served as Vice President and General Counsel of Del Webb Corporation.

  Rodolfo E. Prieto was named a Senior Vice President of the Company on December 5, 1994. Prior to joining the Company, Mr. Prieto since 1982 served with Aztar Corporation, which owns and operates casinos and casino/hotels in Las Vegas, Nevada, Atlantic City, New Jersey, and Laughlin, Nevada. From 1989 through 1994, Mr. Prieto served as Executive Vice President and Assistant General Manager of Operations at Aztar's Tropicana Resort and Casino. From 1986 to 1989, he was Senior Vice President of Hotel Operations for the Tropicana Resort and Casino in Las Vegas, and from 1982 to 1986 he was Vice President of Hotel Operations at Tropworld in Atlantic City. Prior to joining the Aztar Corporation, Mr. Prieto worked for Hilton International for 10 years and Holiday Inns for 11 years.

  Effective April 1, 1995, James L. White, Senior Vice President-Finance, Treasurer and Chief Financial Officer, and Richard A. LeVasseur, Director and Senior Vice President, resigned their respective positions with the Company.

  Frank L. Burrell, Jr., Chairman and Chief Executive Officer, has informed the Company's Board of Directors that he will not be a candidate for reelection as Chief Executive Officer following this year's annual meeting of stockholders on May 11, 1995. Mr. Burrell will nominate Thomas E. Martin to succeed him as Chief Executive Officer. Mr. Burrell will remain Chairman of the Board of the Company. It is anticipated that, effective May 11, 1995, when Mr. Martin becomes Chief Executive Officer, Rodolfo E. Prieto will assume the role of Chief Operating Officer of the Company.

COMMITTEES AND MEETINGS

  The Board of Directors has established an Audit Committee, a Personnel and Compensation Committee (the "Compensation Committee") and a Nominating Committee. The membership of such committees is determined from time to time by the Board of Directors. Currently, the Audit Committee consists of Professor Julian H. Levi (Chairman) and Messrs. Carlson and McKerroll. The Compensation Committee consists of Mr. Howard R. Carlson (Chairman) and Messrs. Levi and McKerroll and the Nominating Committee consists of Professor Levi (Chairman), Frank L. Burrell, Jr. and Thomas E. Martin.

  The functions of the Audit Committee include reviewing the independence of the independent auditors, recommending to the Board of Directors the engagement and discharge of independent auditors, reviewing with the independent auditors the plan and results of auditing engagements, approving or ratifying each material professional service provided by independent auditors, considering the range of audit and non-audit fees, reviewing the scope and results of the Company's procedures for internal auditing and the adequacy of internal accounting controls and directing and supervising special investigations.

  The functions of the Compensation Committee include reviewing and establishing the general employment and compensation practices and policies of the Company and approving procedures for the administration thereof. The Compensation Committee also establishes the awards under and administers the Incentive Plan for Senior Executives. The Compensation Committee also makes recommendations to the Board of Directors respecting the grant of options under the Company's 1991 Stock Option Plan, the 1993 Long-Term Stock Incentive Plan and administers such plans.

  The functions of the Nominating Committee include advising the Board of Directors on matters concerning the selection of candidates as nominees for election as director. Stockholders who wish to recommend qualified candidates to the Board of Directors should write to the Secretary of the Company, stating in detail the candidate's qualifications. All such recommendations will be brought to the attention of the Nominating Committee.

  In 1994, the Board of Directors held nine meetings and took action by written consent seven times, the Audit Committee held four meetings, and the Compensation Committee held seven meetings. The Nominating Committee did not meet in 1994. Each director attended more than 75% of the aggregate number of meetings of the Board and the committees, if any, on which he served in 1994.

DIRECTOR'S FEES

  Each non-employee director of the Company receives an annual fee of $25,000. Committee chairs and members are paid an additional annual fee of $5,000 and $2,500, respectively, for service as such. All fees are payable in four equal quarterly installments which will be accelerated in the event of a change in control of the Company. In addition, directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at board and committee meetings.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table provides certain summary information concerning compensation paid to Frank L. Burrell, Jr., the Company's Chairman and Chief Executive Officer during the three years ended December 31, 1994, and each of the other executive officers whose total annual salary and bonus exceeded $100,000 in such years.

                              ANNUAL COMPENSATION  LONG TERM COMPENSATION AWARDS
                              -------------------- --------------------------------
NAME AND                                             SECURITIES        ALL OTHER
PRINCIPAL                                            UNDERLYING         COMPEN-
POSITION                 YEAR SALARY ($) BONUS ($)   OPTIONS (#)       SATION($)
- - ---------                ---- ---------- --------- ---------------   --------------
Frank L. Burrell, Jr.... 1994  227,991       -0-       100,000           2,310(1)
 Chairman and Chief      1993  118,750     50,000      150,000            -0-
 Executive Officer       1992     -0-        -0-          -0-             -0-

Thomas E. Martin........ 1994  346,606       -0-       200,000           2,310(2)
 President and Chief     1993  238,377    100,000      300,000            -0-
 Operating Officer       1992     -0-        -0-          -0-             -0-

Edward M. Fasulo........ 1994  157,664       -0-        50,000          25,096(3)
 Senior Vice President   1993  140,769       -0-        50,000          61,714
                         1992  120,000       -0-          -0-           17,936

Richard A. LeVasseur.... 1994  142,338       -0-        75,000          47,056(4)
 Senior Vice President   1993  120,000       -0-        50,000          56,487
                         1992  120,000       -0-          -0-           18,028

James L. White(5)....... 1994  110,096       -0-        75,000            -0-
 Senior Vice
  President/Finance

- - --------
(1) Mr. Burrell received compensation for matching contributions under the Company's 401(k) Plan.

(2) Mr. Martin received compensation for matching contributions under the Company's 401(k) Plan.

(3) Mr. Fasulo received $22,786, $13,659 and $1,709 in 1994, 1993 and 1992, respectively, in conjunction with an agreement that assigned the rights to the MULTIPLE ACTION blackjack patent to the Company. The remainder of the other compensation received by Mr. Fasulo consists of matching contributions under the Company's 401(k) Plan which totaled $2,310, $2,248 and $2,007 for 1994, 1993 and 1992, respectively.

(4) Mr. LeVasseur received $45,573, $27,318 and $3,419 in 1994, 1993, and
    1992, respectively, in conjunction with an agreement that assigned the rights to the MULTIPLE ACTION blackjack patent to the Company. The remainder of the other compensation received by Mr. LeVasseur consists of matching contributions under the Company's 401(k) Plan which totaled $1,483, $1,477, and $1,874 for 1994, 1993 and 1992, respectively.

(5) Mr. White joined the Company as Senior Vice President--Finance in February 1994.

OPTION GRANTS IN LAST FISCAL YEAR TABLE

  The table below sets forth certain information regarding options granted to each of the named executive officers of the Company during 1994.

                                            INDIVIDUAL GRANTS
                         -------------------------------------------------------
                                                                                      POTENTIAL
                                       PERCENTAGE OF                              REALIZABLE VALUE
                                           TOTAL                                  AT ASSUMED ANNUAL
                           NUMBER OF      OPTIONS                                  RATES OF STOCK
                          SECURITIES    GRANTED TO                               PRICE APPRECIATION
                          UNDERLYING     EMPLOYEES                                 FOR OPTION TERM
                            OPTIONS      IN FISCAL   EXERCISE OR BASE EXPIRATION -------------------
NAME                     GRANTED(#)(1)     YEAR        PRICE($/SH)       DATE      5%($)    10%($)
- - ----                     ------------- ------------- ---------------- ---------- --------- ---------
Frank L. Burrell, Jr....    100,000          12%          1.875        12/15/04    117,918   298,827

Thomas E. Martin........     75,000           9%          4.375         3/21/04    206,356   522,947
                            125,000          15%          1.875        12/15/04    147,397   373,533

Edward M. Fasulo........     25,000           3%          4.375         3/21/04     68,785   174,316
                             25,000           3%          1.875        12/15/04     29,479    74,707

Richard A. LeVasseur....     25,000           3%          4.375         3/21/04     68,785   174,316
                             50,000           6%          1.875        12/15/04     58,959   149,413

James L. White..........     20,000         2.4%          5.375          2/8/04     67,606   171,327
                             30,000           4%          4.500          3/4/04     84,901   215,155
                             25,000           3%          1.875        12/15/04     29,479    74,707

- - --------
(1) The options granted have a 10-year term and vest on a schedule of one-third of the options in each of the three successive years following the grant. The exercise price is the fair market value on the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

  The following table shows the number of shares of Common Stock represented by outstanding stock options held by each of the named executive officers as of December 31, 1994. No stock appreciation rights have been granted by the Company.

                                                         NUMBER OF                 VALUE OF
                                                   SECURITIES UNDERLYING          UNEXERCISED
                                                        UNEXERCISED              IN-THE-MONEY
                                                        OPTIONS AT                OPTIONS AT
                                                         FY-END(#)               FY-END($)(1)
                                                 ------------------------- -------------------------
                           SHARES
                         ACQUIRED ON    VALUE
NAME                     EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- - ----                     ----------- ----------- ----------- ------------- ----------- -------------
Frank L. Burrell, Jr....    -0-         -0-         50,000      200,000        -0-         -0-
Thomas E. Martin........    -0-         -0-        100,000      400,000        -0-         -0-
Edward M. Fasulo........    -0-         -0-         46,667       83,333      28,125        -0-
Richard A. LeVasseur....    -0-         -0-         46,667      108,333      28,125        -0-
James L. White..........    -0-         -0-           -0-        75,000        -0-         -0-

- - --------
(1) Value of outstanding stock options equals the fair market value for the underlying securities at year-end, minus the exercise price of "in-the-money" options.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-OF-CONTROL ARRANGEMENTS

  In March 1993, the Company adopted an Amended and Restated Senior Executive Severance Plan (the "Severance Plan") and, pursuant thereto, the Company has entered into severance agreements with Messrs. Burrell, Fasulo, LeVasseur, Martin and White. Under such agreements, all of such officers will receive an amount equal to two times their respective annual base salaries, in each case, thirty days after termination

(subject to certain limitations) if such termination occurs within two years after a change of control of the Company. The Severance Plan also provides that a covered officer may "put" to the Company any stock options theretofore granted to him under the Company's options plans in return for cash payments equal to the difference (if greater than zero) between the "fair market value" (as defined in the relevant option plan) and the exercise price per share of such options.

  For purposes of the Severance Plan and related agreements, the term "change in control" means the occurrence of any of the following events: (1) any person becomes the beneficial owner of 20% or more of the combined voting power of the Company's outstanding securities entitled to vote in an election of directors,
(2) a merger or other business combination with, or sale of substantially all of the assets of the Company to, another entity or (3) persons who are disinterested directors of the Company cease to constitute a majority of the Board of Directors of the Company or any successor to the Company. "Disinterested director" means any director who served as a director for the 24-month period preceding a change in control and is not affiliated with any person who causes or participates in causing a change in control, and any director prior to the change in control who was initially appointed or elected upon the recommendation of a majority of the disinterested directors then on the Board and is designated a disinterested director by the Board.

  On December 5, 1994 the Company entered into an employment agreement with Rodolfo E. Prieto which provides for a base salary at the annual rate of $225,000 plus a discretionary bonus under the Company's Incentive Plan for Senior Executives. The term of the agreement is for five years.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The duties of the Compensation Committee are to establish the salaries of the Company's executive officers; to exercise the authority of the Board of Directors concerning the Company's benefit plans; to administer the Company's stock option plans; to make recommendations to the Board of Directors concerning salary increases and bonus awards for the Company's executives, including the Chairman and CEO and the President/Chief Operating Officer; and to advise the Board of Directors on other compensation and benefit matters. The members of the Compensation Committee are Messrs. Carlson (Chairman), Levi and McKerroll.

  The Company's fundamental philosophy and policy is to provide a total compensation program which will enable the Company to attract, retain and motivate the high-calibre management team needed to achieve the Company's longer-term objectives. Accordingly, each executive's compensation package is comprised of four elements: (i) base salary, which represents competitive pay within the gaming and hospitality industry for a comparable level of responsibility and reflects individual performance; (ii) annual variable performance awards payable in cash, which are tied to the Company's achievement of financial performance goals and individual performance; (iii) stock-based incentive awards which strengthen the mutual interests of the executive officers and the shareholders; and (iv) a cost effective and tax efficient benefits package to provide security for officers and their families. It is the Company's objective to pay "market rate" base salaries (i.e. at the 50th percentile) and to pay above the market rate through variable compensation vehicles (incentives and stock), contingent upon the Company's performance and results attained.

  In the belief that the compensation of the executives may have fallen behind that paid by comparable gaming companies, in 1993, the Compensation Committee retained the services of an external consulting firm to survey current competitive practices. In conducting the compensation study, a select group of similarly-sized companies within the gaming and hospitality industry was identified as the industry peer group. The Company's executive officers were matched to comparable survey positions and their compensation levels were compared to market levels to determine competitive base salary, target incentive and target total cash compensation. Practices of the survey companies in areas of stock awards, long term incentives and benefits were also reviewed. The study showed that the Company's executive officers were paid below market and certain adjustments described below were made accordingly.

  BASE SALARY. The base salary of each officer is set on the basis of the salary level in effect for comparable positions within the Company's peer group (i.e. market or 50% percentile) and personal performance. The factors considered when measuring personal performance of an executive officer include, but are not limited to, the Company's performance, the executive's departments and personal performance. The executive's departments are evaluated by reviewing performance to budget and goals, including such factors as profit. Other factors may include development and retention of staff as well as the review of all audit reports.

  The findings of the survey conducted by the external consultants indicated that the base salaries of some of the officers were substantially below those paid for similar positions within the industry peer group. 1994 base salaries were increased to adjust the salaries to market level pursuant to the compensation survey. However, due to the Company's financial performance, base salaries were reduced by 5% and a one-year salary freeze was instituted effective October 5, 1994.

ANNUAL INCENTIVE COMPENSATION. The executive officers are eligible to receive an annual cash bonus under the Incentive Plan for Senior Executives. Receipt of a bonus depends upon the Company's attainment of budgeted net income targets. Once the threshold target is met, the bonuses are as follows:

      AMOUNT OF BONUS      NET INCOME TARGET
      ---------------     -------------------
      25% of base salary   net income target
      30% of base salary  target + $  750,000
      35% of base salary  target + $1,500,000

  Because the net income target for 1994 was not attained, no bonuses were awarded to executives under this plan.

  In addition to the bonus plan, the Compensation Committee may, at its discretion, award cash bonus awards to executive officers based on individual performance, considering such factors as extraordinary efforts or results. No discretionary bonuses were awarded during 1994.

  LONG-TERM INCENTIVE COMPENSATION. The 1993 Long-Term Stock Incentive Plan provides for grants of Company securities to executives and other key individuals in the form of stock options, SARs, stock units or restricted shares. The Compensation Committee grants stock options to attract new executives to the Company and to retain current officers. The grants are designed to align the interests of the executive officers with those of shareholders and ensure long-term commitment to the Company. Each stock option grant allows the executive to acquire the Company's common stock at a fixed price per share (the market price on the date of the grant) over a specified period of time (up to 10 years). Accordingly, the option will provide a return to the executive officer only if the market price of the Company's common stock appreciates over the option term. The number of options historically awarded was compared to the option grants of the Company's industry. The Company's practices with regard to stock option awards and holdings were found to be below market when compared with practices within the industry peer group.

  Competitive grant guidelines were used to determine the size of combined regular and retention grants. Individual grants were targeted slightly below the 50th percentile of competitive practices. Grants are not based on the past performance of the Company. No SARs, stock units, restricted stock or long term incentive plan payouts were made during 1994.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

  Mr. Burrell's salary was increased from its 1993 level in response to a compensation survey. During 1994, Mr. Burrell was originally paid a base salary of $240,000, which was subsequently reduced by 5% in October 1994 due to the financial performance of the Company. In setting Mr. Burrell's salary, the Compensation Committee considered the market survey and personal performance. The Committee believes that Mr. Burrell's salary is fair and appropriate in light of the obligations and responsibilities of the Chief Executive Officer.

  Mr. Burrell was not awarded any cash bonuses during 1994 due to the financial performance of the Company. Mr. Burrell received a grant of 100,000 options on December 15, 1994, at an exercise price equal to the fair market value of the Company's shares on the date of grant.

  We conclude our report with the acknowledgement that no member of the Compensation Committee is a former or current officer or employee of the Company or its subsidiaries.

                               COMPENSATION COMMITTEE
                               Howard R. Carlson, Chairman
                               Julian H. Levi
                               Robert A. McKerroll

PERFORMANCE GRAPH

  The following graph shows how an initial investment of $100 in the Company's Common Stock would compare to an equal investment in the Dow Jones Equity Market Index or in the Entertainment & Leisure Index over a five-year period beginning December 31, 1989 and ending December 31, 1994. The measurement points show the total return as of the end of each year. For the purposes of the graph, total return assumes reinvestment of all dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
      FOR ELSINORE CORPORATION, THE DOW JONES EQUITY MARKET INDEX AND THE
                        ENTERTAINMENT AND LEISURE INDEX.

     APPROVAL OF AMENDMENT NO. 2 TO THE 1993 LONG-TERM STOCK INCENTIVE PLAN
                         (PROPOSAL 2 ON THE PROXY CARD)

  On December 16 , 1994, the Board of Directors approved, subject to stockholder approval, Amendment No. 2 to the 1993 Long-Term Stock Incentive Plan (the "Plan") to increase the number of shares available under the Plan to 1,980,000 from 1,200,000. The following description of the Plan is a summary only and is qualified in its entirety by reference to the full text of the Plan.

                               PROPOSED AMENDMENT

  The Board of Directors proposes to amend the Plan to increase the number of shares available to 1,980,000 from 1,200,000. Following is a description of the Plan. Except for the proposed increase in the number of available shares, there are no other changes to the Plan proposed.

OVERVIEW OF THE PLAN

  The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by attracting and retaining eligible individuals with exceptional qualifications, by encouraging such individuals to focus on long-range objectives, and by linking participants directly to stockholder interests through increased stock ownership. The Plan became effective on March 15, 1993, and was approved by the stockholders of the Company on May 25, 1993.

  The Plan provides for awards in the form of restricted shares, stock units, options or stock appreciation rights, or any combination thereof. No payment is required upon receipt of an award, except that of a recipient of newly issued restricted shares must pay at least the par value of such restricted shares to the Company.

  Restricted shares are shares of Common Stock that are subject to forfeiture in the event that the applicable vesting conditions are not satisfied. Restricted shares are nontransferable prior to vesting (except for certain transfers to a trustee) and have the same voting and dividend rights as other shares of Common Stock.

  A stock unit represents the equivalent of one share of Common Stock, and is nontransferable prior to the holder's death (except for certain transfers to a trustee). A holder of stock units has no voting rights or other privileges as a stockholder but may be entitled to receive dividend equivalents on his or her units equal to the amount of dividends paid on the same number of shares of Common Stock. Dividend equivalents may be converted into additional stock units or settled in the form of cash, Common Stock or a combination thereof. Settlement of vested stock units may be made in the form of cash, Common Stock or a combination thereof. If the time of settlement is deferred, interest or additional dividend equivalents may be credited on the deferred payment. The recipient of restricted shares or stock units may pay all projected withholding taxes relating to the award with Common Stock rather than cash.

ADMINISTRATION AND ELIGIBILITY

  The Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee selects the individuals who will receive awards, determines the size of any award and establishes any vesting or other conditions. All employees of the Company (or any subsidiary of the Company) are eligible to participate in the Plan. Approximately 1,200 employees are currently eligible to participate in the Plan, and they would continue to be eligible under the amended Plan.

SHARES SUBJECT TO THE PLAN

  The total number of restricted shares, stock units, stock appreciation rights ("SARs") and options available for grant under the Plan, as amended by Amendment No. 2 thereto, is 1,980,000. If any stock units, SARs or options granted under the Plan are forfeited, or if options or SARs granted under the Plan terminate for any other reason prior to exercise (other than exercise of an SAR), then they again become available for awards under the Plan. If SARs are exercised, then only the number of shares of Common Stock actually issued in settlement shall reduce the number of shares available under the Plan and the balance shall again become available for awards under the Plan. If restricted shares are forfeited before any dividends have been paid with respect to such restricted shares, then such restricted shares shall again become available for awards under the Plan.

BENEFIT RECEIVED UNDER AMENDMENT NO. 2 TO THE PLAN

  The following table sets forth information concerning the benefits that would have been received under Amendment No. 2 to the 1993 Long Term Stock Incentive Plan had it been in effect in 1994, by the Company's Chairman and Chief Executive Officer and other most highly compensated executive officers, of whom, Messrs. Burrell, Martin and Fasulo are nominees for election to the Board of Directors, all current executive officers as a group, all current directors who are not executive officers as a group, and all employees, including all current officers who are not executive officers, as a group. Such amounts are the same as the actual amounts received by these officers and groups in 1994.

                      1993 LONG-TERM STOCK INCENTIVE PLAN

                                                                       NUMBER OF
                                                                       OPTIONS*
      NAME AND POSITION                                                ---------
      Frank L. Burrell................................................  100,000
       Chairman and Chief Executive Officer

      Thomas E. Martin................................................  125,000
       President and Chief Operating Officer

      Richard A. LeVasseur............................................   50,000
       Senior Vice President

      Edward M. Fasulo................................................   25,000
       Senior Vice President

      James L. White..................................................   25,000
       Senior Vice President-Finance & Treasurer

      Executive Group.................................................  325,000
      Non-Executive Director Group....................................     -0-
      Non-Executive Officer Employee Group............................     -0-

- - --------
*None of the options are in-the-money.

TERMS OF AWARDS

  Options may include non-statutory stock options ("NSOs") as well as incentive stock options ("ISOs") intended to qualify for special tax treatment. The exercise price of an option under the Plan must be equal to or greater than the fair market value of the Common Stock in the case of ISOs and the par value of the Common Stock in the case of NSOs. Both NSOs and ISOs may be granted in combination with SARs, or SARs may be added to outstanding NSOs at any time after the grant, but not later than six months before the expiration of such NSO. An SAR permits the participant to elect to receive any appreciation in the value of the optioned stock directly from the Company, in shares of Common Stock or cash or a combination thereof, in lieu of exercising the option. The Compensation Committee has the discretion to determine the form in which such payment will be made. The amount payable upon exercise of an SAR is measured by the difference between the market value of the optioned stock at exercise and the option exercise price. Generally, SARs may be exercised at any time after the underlying NSO or ISO vests. Upon exercise of an SAR, the corresponding portion of the related option must be surrendered and cannot thereafter be exercised. Conversely, upon exercise of an option to which an SAR is attached, the SAR may no longer be exercised to the extent that the corresponding option has been exercised. The term of an ISO cannot exceed ten years, and all options and SARs are non-transferable prior to the optionee's death.

  In addition, awards under the Plan may be granted in the form of restricted shares, in the form of stock units, or in any combination of both. Restricted shares or stock units may also be awarded in combination with NSOs or SARs, and such awards may provide that the restricted shares or stock units will be forfeited in the event that the related NSOs or SARs are exercised.

  The exercise price of an option may be paid in any lawful form permitted by the Compensation Committee in the case of NSOs or by the stock option agreement in the case of ISOs, including (without limitation) the surrender of shares of Common Stock already owned by the optionee for more than six months. The Plan also allows the optionee to pay the exercise price of any option by giving "exercise/sale" or "exercise/pledge" directions. If exercise/sale directions are given, a number of option shares sufficient to pay the exercise price and any withholding taxes is issued directly to a securities broker selected by the Company who, in turn, sells these shares in the open market. The broker remits to the Company the proceeds from the sale of these shares. If exercise/pledge directions are given, the option shares are issued directly to a securities broker or other lender approved by the Company. The broker or other lender will hold the shares as security for a loan. The loan proceeds will be paid to the Company to the extent necessary to pay the exercise price and any withholding taxes. Payment for all or any part of the exercise price may also be made with a full recourse promissory note; provided that the par value of newly issued Common Stock must be paid in cash.

  As noted above, the Compensation Committee determines the number of restricted shares, stock units, SARs or options to be included in the award as well as the vesting and other conditions. The vesting conditions may be based on the recipient's service, his or her individual performance, the Company's performance or other appropriate criteria. In general, the vesting conditions will be based on the recipient's service. Vesting may be accelerated in the event of the recipient's death, disability or retirement or in the event of a change in control of the Company. Moreover, the Committee may determine that outstanding options and any related SARs will become fully vested if it has concluded that there is a reasonable possibility of a change in control within six months thereafter.

  For purposes of the Plan, the term "change in control" means the occurrence of any of the following events: (1) any person becomes the beneficial owner of 20% or more of the combined voting power of the Company's outstanding securities entitled to vote in an election of directors, (2) a merger or other business combination with, or sale of substantially all of the assets of the Company, to another entity or (3) persons who are disinterested directors of the Company cease to constitute a majority of the Board of Directors of the Company or any successor to the Company. "Disinterested director" means any director who served as a director for the 24-month period preceding a change in control and is not affiliated with any person who causes or participates in causing a change in control, and any director prior to the change in control who was initially appointed or elected upon the recommendation of a majority of disinterested directors then on the Board and is designated a disinterested director by the Board.

FEDERAL INCOME TAX CONSEQUENCES

  Neither the optionee nor the Company will incur any federal tax consequences as a result of the grant of an option. The optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. Upon exercising an NSO, the optionee generally must recognize ordinary income equal to the "spread" between the exercise price and the fair market value of Common Stock on the date of exercise; the Company will be entitled to a deduction for the same amount. In the case of an employee, the option spread at the time an

NSO is exercised is subject to income tax withholding, but the optionee generally may elect to satisfy the withholding tax obligation by having shares of Common Stock withheld from those purchased under the NSO. The tax treatment of a disposition of option shares acquired under the 1993 Plan depends on how long the shares have been held and on whether such shares were acquired by exercising an ISO or by exercising an NSO. The Company will not be entitled to a deduction in connection with a disposition of option shares, except in the case of a disposition of shares acquired under an ISO before the applicable ISO holding period has been satisfied. Awards under the 1993 Plan may provide that if any payment (or transfer) by the Company to a recipient would be nondeductible by the Company for federal income tax purposes, then the aggregate present value of all such payments (or transfers) will be reduced to an amount which maximizes such value without causing any such payment (or transfer) to be nondeductible.

MODIFICATION AND ADJUSTMENT

  The Compensation Committee is authorized, within the provisions of the Plan, to modify, extend or assume outstanding options or SARs or to exchange new options for outstanding options, including outstanding options with a higher exercise price than the new options. The Plan provides for appropriate adjustments in the number of shares available for future awards as well as the exercise price and the number of shares covered by outstanding options in the event of a reclassification, stock split, combination of shares, stock dividend, extraordinary cash dividend or other recapitalization of the Company. In the event of a merger, awards will be subject to the agreement of merger or reorganization.

AMENDMENT AND TERMINATION OF PLAN

  The Board of Directors may amend or terminate the Plan at any time, subject to stockholder approval if required by law. The Plan will remain in effect until terminated by the Board, except that no ISO may be granted after March 15, 2003.

REQUIRED VOTE

  In order to be adopted, a majority of the shares entitled to vote must vote on this proposal and it must receive the affirmative vote of a majority of the shares voting.

  The Board of Directors unanimously recommends a vote FOR this proposal.


              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                         (PROPOSAL 3 ON THE PROXY CARD)

  The Board of Directors has re-appointed KPMG Peat Marwick as the Company's independent auditors for the year ending December 31, 1995, subject to ratification by the stockholders. KPMG Peat Marwick has served as the independent auditors of the Company for the past three years and is familiar with the affairs and financial condition of the Company. If the stockholders do not ratify this appointment, the Board of Directors will consider the appointment of other independent auditors. A representative of KPMG Peat Marwick is expected to be present at the meeting and will have the opportunity to make a statement if such representative so desires, and will be available to respond to appropriate questions.

  The Board of Directors unanimously recommends a vote FOR this proposal.

                      1996 ANNUAL MEETING OF STOCKHOLDERS

  The 1996 Annual Meeting of Stockholders is presently scheduled to be held on May 16, 1996. Any proposals of stockholders intended to be presented at such meeting must be received by the Secretary of the Company for inclusion in the Company's proxy statement and form of proxy no later than December 8, 1995.

                                 OTHER MATTERS

  SEC regulations require the Company to identify the names of persons who failed to file or filed a late report required under Section 16 of the Securities Exchange Act of 1934, as amended. Generally, the reporting regulations under Section 16 require directors and officers to report changes in ownership in the Company's securities. Messrs. John G. Cook and Ernest E. East inadvertently failed to file an initial Form 3 stating their beneficial ownership of Company securities as of the date each was hired. There has been no reportable activity with respect to Mr. Cook's or Mr. East's security ownership since they were hired in July 1994 and November 1994, respectively. These statements have since been reported on the Forms 3 and 5, respectively, for 1994 for each of Messrs. Cook and East.

  The Board of Directors does not know of any other business which will be presented for consideration at the annual meeting. If any other business does properly come before the meeting or any adjournment thereof, the proxy holders will vote on such matters according to their discretion insofar as such proxies are not limited to the contrary.

LOGO

                              ELSINORE CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
  FRANK L. BURRELL, JR. and THOMAS E. MARTIN, each with power to act alone, are hereby constituted and appointed the lawful attorneys and proxies of the undersigned, with full power of substitution, to vote and act as proxy with respect to all shares of common stock, $.001 par value of ELSINORE CORPORATION (the "Company") standing in the name of the undersigned on the books of the Company at the close of business on March 15, 1995, at the Annual Meeting of Stockholders to be held at the principal executive offices of the Company, 202 Fremont Street, Las Vegas, Nevada 89101, at 9:30 a.m., on May 11, 1995, and at any postponements or adjournments thereof, as follows.

(1) ELECTION OF DIRECTORS

    [   ]  FOR all nominees listed below
           (except as marked to the contrary below)

    [   ]  WITHHOLD AUTHORITY to vote for all
           nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below)

  Frank L. Burrell, Jr., Howard R. Carlson, Edward M. Fasulo, Julian H. Levi,
                     Thomas E. Martin, Robert A. McKerroll

(2) To approve the adoption of Amendment No. 2 to the Company's 1993 Long-Term Stock Incentive Plan and authorize the reservation of an additional 780,000 shares.
                      [  ] FOR   [  ] AGAINST   [  ] ABSTAIN

(3) To ratify the designation of KPMG Peat Marwick as independent accountants for the year ending December 31, 1995.

                      [  ] FOR   [  ] AGAINST   [  ] ABSTAIN

(4) The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any postponements or adjournments thereof (unless this sentence is stricken).




  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE APPROVAL OF AMENDMENT NO. 2 TO THE 1993 LONG-TERM STOCK INCENTIVE PLAN AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE PERIOD ENDING DECEMBER 31, 1995.

                                                 Signed:_______________________

                                                 ______________________________

                                                 Dated:__________________, 1995

                                                   (Please sign proxy as name
                                                 appears thereon. Joint owners
                                                 should each sign personally.
                                                 Trustees and others signing
                                                 in a representative capacity
                                                 should indicate the capacity
                                                 in which they sign.)